                                                                           Exhibit 15.1

REVIEW REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Sysco Corporation

We have reviewed the consolidated balance sheets of Sysco Corporation (a Delaware Corporation) and subsidiaries (the “Company”) as of December 27, 2014 and December 28, 2013, and the related consolidated results of operations and statements of comprehensive income for the thirteen and twenty-six week periods ended December 27, 2014 and December 28, 2013, and the related consolidated cash flows for the twenty-six week periods ended December 27, 2014 and December 28, 2013. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Sysco Corporation and subsidiaries as of June 28, 2014, and the related consolidated results of operations, statements of comprehensive income, shareholders’ equity, and cash flows for the year then ended (not presented herein) and in our report dated August 25, 2014, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 28, 2014, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP

Houston, Texas

February 2, 2015